UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): May 15, 2007 (May 9, 2007)

GASTAR EXPLORATION LTD.
(Exact Name of Registrant as Specified in Its Charter)

ALBERTA, CANADA	001-32714	38-3324634
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1331 LAMAR STREET, SUITE 1080
HOUSTON, TEXAS 77010
(Address of principal executive offices)

(713) 739-1800
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SECTION 2 - FINANCIAL INFORMATION

Item 2.01 Completion of Acquisition or Disposition of Assets.

On May 9, 2007, Gastar Exploration Ltd. (the “Company” or “Gastar”) closed the previously announced sale of all of its right, title and interest in a portion of the Company’s East Texas undeveloped natural gas and oil leasehold interests for total consideration, before transaction costs, of $92.2 million, including the purchase of 10 million newly issued Gastar common shares, no par value, at a price of $2.00 per share. Approximately $88.2 million of the sales price was funded at closing, and approximately $4.0 million is to be funded on or before July 9, 2007, assuming certain title curative actions are completed.

As previously announced, this transaction was subject to rights of first refusal held by parties through existing joint operating agreements. Navasota Resources, L.P. (“Navasota”), a private exploration and production company, exercised its preferential rights and acquired the leasehold interests and the Gastar common shares for cash. The sale was made pursuant to a Common Share Purchase Agreement between Gastar and Navasota dated May 9, 2007, which is filed as Exhibit 10.1.

The financial impact of the sale of these undeveloped leasehold interests will be reflected in the Company’s financial statements for the second quarter of 2007. The Company is presently evaluating the appropriate accounting for the sale under the full cost method of natural gas and oil accounting applicable to the Company. This evaluation includes considering the alternatives of adjusting the carrying value of the Company’s full cost property pool by the consideration received, or, alternatively, recognizing a gain on the sale measured against an allocated portion of undeveloped properties within the Company’s full cost property pool.

The Company has not provided pro forma financial statements regarding the disposition of these undeveloped leasehold interests as there was no material impact to the Company’s pro forma results of operations. There were no historical revenues or expenses attributed to the sold interests, as all the leasehold interests that were sold were undeveloped and have not been attributed any proved reserves.

SECTION 3 - SECURITIES AND TRADING MARKETS

Item 3.02 Unregistered Sales of Equity Securities.

On May 9, 2007 as part of the sale of a portion of the Company’s East Texas undeveloped leasehold interests, Gastar sold to Navasota 10 million newly issued Gastar common shares at a price of $2.00 per share, or $20.0 million. There were no underwriters. The issuance of the common shares was exempt from registration pursuant to Rule 506 of Regulation D under the Securities Act.

SECTION 7 - REGULATION FD

Item 7.01 Regulation FD Disclosure.

On May 10, 2007, Gastar issued a press release announcing the sale of a portion of its undeveloped leasehold interests in East Texas. This press release is attached as Exhibit 99.1 and is being furnished solely pursuant to Item 7.01 of this report.

SECTION 9 - FINANCIAL STATEMENTS AND EXHIBITS

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

The following is a list of exhibits furnished as part of this Form 8-K:

Exhibit No.	Description of Document

10.1	Common Share Purchase Agreement between Gastar Exploration Ltd. and Navasota Resources, L.P., dated May 9, 2007.
10.2	Registration Rights Agreement between Gastar Exploration Ltd. and Navasota Resources, L.P., dated May 9, 2007.
10.3
Ratification and Assumption of LOI between and among Gastar Exploration Ltd., Gastar Exploration Texas LP and Navasota Resources, L.P. dated May 9, 2007, with Letter of Intent dated April 27, 2007 between and among Gastar Exploration Ltd., Gastar Exploration Texas LP, Chesapeake Energy Corporation and Chesapeake Exploration Limited Partnership, attached thereto as Exhibit A.

99.1	Press release dated May 10, 2007.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GASTAR EXPLORATION LTD.

Date: May 15, 2007	By:	/s/ J. RUSSELL PORTER
J. Russell Porter
Chairman, President and Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description of Document

10.1	Common Share Purchase Agreement between Gastar Exploration Ltd. and Navasota Resources, L.P., dated May 9, 2007.
10.2	Registration Rights Agreement between Gastar Exploration Ltd. and Navasota Resources, L.P., dated May 9, 2007.
10.3
Ratification and Assumption of LOI between and among Gastar Exploration Ltd., Gastar Exploration Texas LP and Navasota Resources, L.P. dated May 9, 2007, with Letter of Intent dated April 27, 2007 between and among Gastar Exploration Ltd., Gastar Exploration Texas LP, Chesapeake Energy Corporation and Chesapeake Exploration Limited Partnership, attached thereto as Exhibit A.

99.1	Press release dated May 10, 2007.